EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Members

Linn Energy, LLC:

We consent to the use of our report dated September 12, 2005 with respect to the statements of operations and cash flows for the year ended December 31, 2002 and for the period from January 1, 2003 to October 31, 2003 (acquisition date) of Waco Properties, incorporated herein by reference.

/s/ KPMG, LLP

Pittsburgh, Pennsylvania
January 18, 2006